(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street. Charlotte, NC 28202 1-800-326-1334

 ANNUAL STATEMENT OF COMPLIANCE

 Reference is hereby made to that certain Pooling and Servicing Agreement dated as of September 1, 2018, by and among MORGAN STANLEY CAPITAL I INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as General Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as General Special Servicer, NATIONAL COOPERATIVE BANK, N.A., as NCB Master Servicer and NCB Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and as Asset Representations Reviewer with respect to Commercial Mortgage Pass-Through Certificates Series, 2018-BNK14 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of the Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.       A review of the activities of the General Master Servicer during the period from September 1, 2018 through December 31, 2018 (the “Reporting Period”) , and of its performance per the Agreement during such period has been made under my supervision, and

2.       To the best of my knowledge, based on such review, the General Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

/s/ Leslie Hayton

Leslie Hayton

Managing Director

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far